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                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Renal Care Group, Inc. for the registration of 262,571 shares of its common stock and to the incorporation by reference therein of our reports dated February 24, 2000, with respect to the consolidated financial statements and schedule of Renal Care Group, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1999 and our reports dated April 14, 2000 with respect to the supplemental consolidated financial statements of Renal Care Group, Inc. included in its Current Report on Form 8-K dated October 10, 2000, filed with the Securities and Exchange Commission.


                                                      /s/ ERNST & YOUNG LLP



Nashville, Tennessee
October 13, 2000